UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2016

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 12, 2016, Restoration Hardware Holdings, Inc. (the “Company”) and a direct wholly owned subsidiary of the Company entered into a merger agreement with, among others, Design Investors WW Acquisition Company, LLC (“Waterworks”), Investment Partnership (2009) LP, WW Members Rep, LLC, as representative of the Waterworks investors, and Peter Sallick, Waterworks Chief Executive Officer.

In connection with the transaction, Peter Sallick and Ralph Bennett (Waterworks President) have agreed to invest in continuing equity interests in the Waterworks business, which creates additional incentives for management to continue to drive growth and profitability of the business in future periods.

The transaction is valued at approximately $117 million, which is subject to changes in working capital and other adjustments, and will be funded from the Company’s existing cash balances.

The consummation of the transaction is subject to the satisfaction or waiver of certain customary closing conditions, including, without limitation, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects the transaction to close in the second quarter of fiscal 2016.

On April 12, 2016, the Company issued a press release in connection with the transaction. The full text of the press release is furnished hereto as Exhibit 99.1

The information furnished with this report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated April 12, 2016—Waterworks to Join RH Creating the First Fully Integrated Luxury Home Platform in the World.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: April 13, 2016	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 12, 2016—Waterworks to Join RH Creating the First Fully Integrated Luxury Home Platform in the World.